Exhibit 2.2

Execution Version

SHARE PURCHASE AND TRANSFER AGREEMENT

relating to shares (Aktien)
in
BIRKEN AG

between

Software AG-Stiftung, with its offices at Am Eichwäldchen 6, 64297 Darmstadt, Germany

(“Seller 1”),

and

Dr. Armin Scheffler, Bussardweg 15/1, 75223 Niefern-Öschelbronn, Germany
(“Seller 2”),

Seller 1 and Seller 2 are collectively referred to as the “Sellers”.

and

Amryt Pharmaceuticals Designated Activity Company, registered with company number 566448, with its offices at 106B Pembroke Road, Dublin 4, Ireland

(“Buyer”),

and

(with regard to clauses 4.6.4 to 4.6.6, clause 7, and clauses 16 through 18)

Birken AG, registered with the commercial register of the Local Court of Mannheim under HRB 711487,

with its offices at Streiflingsweg 11, 75223 Niefern-Öschelbronn, Germany

(“Company”),

Sellers, Buyer and Company are collectively referred to as the “Parties” and each a “Party”.

 Table of Contents

Preamble		1

1.	Sale and Transfer	1

2.	Effective Dates	2

3.	Consideration	2

4.	Closing	3

5.	Independent Guarantee Undertakings of the Sellers	6

6.	Rules of Conduct	10

7.	Cooperation Obligations	12

8.	Legal Consequences in Case of Breach of Warranties; Violations of Rules of Conduct; Limitation of Liability	13

9.	Independent Guarantee Undertakings of the Buyer	14

10.	Pre-Closing Obligation of Buyer	16

11.	Post-Closing Obligations of Buyer	17

12.	Protective Covenants and Post-Closing Cooperation	17

13.	Confidentiality, Non-Compete	18

14.	Costs	19

15.	Liability of Sellers	19

16.	Final Provisions	19

17.	Severability	21

18.	Copies of this Agreement	21

List of Annexes:

Annex	Content
Annex 3.1	Consideration schedule
Annex 3.1.5	Reverse takeover and allotment of shares in Fastnet
Annex 4.2	Closing Conditions
Annex 4.6.3	Side letter by shareholders Buyer relating to Fastnet Shares
Annex 4.6.4	Agreement on the termination and dissolution of the silent partnership
Annex 4.6.5	Agreement on the termination of the royalty agreement between Seller 2 and the Company
Annex 4.6.6	Agreement providing for an option to extend the term of the two lease agreements regarding the production site in [***]
Annex 4.6.7	Resolution by the Sellers as the sole shareholders of the Company consenting to the sale and transfer of the Shares
Annex 4.6.9	Resolution by the advisory board of Seller 1 approving the transactions contemplated by this Agreement
Annex 4.6.10	Shareholders resolution with respect to appointment of members of the supervisory board
Annex 5.1.3	DVD (containing data room and Q&A responses)
Annex 5.2.6	Company’s articles of association dated April 2, 2015
Annex 5.2.7	Excerpt from the commercial register
Annex 5.3.2	Sale of Viscum TT
Annex 5.4.3	distribution agreement South Korea
Annex 5.5.1	Registered Intellectual Property
Annex 5.5.7	Publication relating to the use of Betulin
Annex 5.6.1	Employees
Annex 9.1.6	Buyer’s Constitution

Index of Definitions

Additional Cash Amount	shall have the meaning as defined in clause 3.1.2
Applications	means applications for Registered Intellectual property which is used by the Company
Agreement	shall have the meaning as defined in Preamble
Breach	shall have the meaning as defined in clause 8.1
Business Day	shall have the meaning as defined in clause 16.14
Business Intellectual Property	means the Intellectual Property which is owned or licensed by the Company
Buyer	shall have the meaning as defined in Definition of Parties
Buyer’s Constitution	shall have the meaning as defined in clause 9.1.6
Buyer Shareholders	shall have the meaning as defined in clause 6.3.1
Closing	shall have the meaning as defined in clause 4.1
Closing Conditions	shall have the meaning as defined in clause 4.2
Closing Date	shall have the meaning as defined in clause 2.2
Closing Minutes	shall have the meaning as defined in clause 4.9
Company	shall have the meaning as defined in Definition of Parties
Contribution	shall have the meaning as defined in clause 4.6.1
Counsel	Shall have the meaning as defined in clause 6.3.3
Disclosure	shall have the meaning as defined in clause 8.5
Disclosure Exhibits	shall have the meaning as defined in clause 5.1.3(b)
Draft Amryt Agreement	shall have the meaning as defined in clause 6.3.1
Due Diligence Information	shall have the meaning as defined in clause 5.1.3(a)
Equity Participation	shall have the meaning as defined in clause 3.1.5
Fastnet	shall have the meaning as defined in Preamble (F)
Intellectual Property	means all intellectual property rights, including (without limitation) rights in patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions
Licence	means any licence, permission or consent in respect of the use of any Intellectual Property (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any licence, permission or consent forms part
Long Stop Date	shall have the meaning as defined in clause 4.5
Milestone Payments	shall have the meaning as defined in clause 3.1.3
Parties	shall have the meaning as defined in Definition of Parties
Party	shall have the meaning as defined in Definition of Parties
Prepayment Amount	shall have the meaning as defined in clause 3.1.1
Purchase Price	shall have the meaning as defined in clause 3.1
Registered Intellectual Property	means patents, certificates of addition, supplementary certificates of addition, supplementary protection certificates, petty patents, utility models, registered or filed for
Roadshow	shall have the meaning as defined in clause 6.5
Royalty Payments	shall have the meaning as defined in clause 3.1.4
RTO	shall have the meaning as defined in Recital F
Sole Permitted Variations	shall have the meaning as defined in clause 6.3.5
Sompharma Transaction	shall have the meaning as defined in clause 3.1.5
Scheduled Closing Date	shall have the meaning as defined in clause 4.1
Seller 1	shall have the meaning as defined in Definition of Parties
Seller 1 Shares	shall have the meaning as defined in Preamble (B)
Seller 2	shall have the meaning as defined in Definition of Parties
Seller 2 Shares	shall have the meaning as defined in Preamble (B)
Sellers	shall have the meaning as defined in Definition of Parties
Sellers Knowledge	shall have the meaning as defined in clause 5.9

Shares	shall have the meaning as defined in Preamble (B)
Signing Date	shall have the meaning as defined in clause 2.1
Warranties	shall have the meaning as defined in clause 5.1.1
Warranty	shall have the meaning as defined in clause 5.1.1

Preamble

(A)	This Agreement sets out the terms on which Buyer acquires all non-par value ordinary bearer shares (“Shares”) in Birken AG (“Company”) from the Sellers.

(B)	The Company is registered with the commercial register of the local Court of Mannheim under HRB 711487, having its registered office at Streiflingsweg 11, 75223 Niefern-Öschelbronn, Germany. The Company is a German law stock corporation (Aktiengesellschaft) with a stated share capital (Grundkapital) of [***]. The Company’s stated share capital Is divided into [***] non-par value ordinary bearer shares (nennbetragslose Namensaktien) (the “Shares”) which are held as follows:

●	[***] non-par value ordinary bearer shares are held by Seller 1 (the “Seller 1 Shares”), and

●	[***] non-par value ordinary bearer shares are held by Seller 2 (the “Seller 2 Shares”).

(C)	The Company has not issued any share certificates (Aktienurkunden). The Company does not have any other shareholders.

(D)	Seller 1 and Buyer had agreed on a Heads of Terms in relation to this Agreement as of June 19, 2015.

(E)	The Sellers intend to sell to the Buyer all their Shares in the Company, and the Buyer intends to acquire all such Shares, all subject to the terms and conditions of this Agreement.

(F)	Buyer intends, after having entered into this agreement but before the Closing Date, to enter into an agreement with Fastnet Equity PLC, a company registered in England and Wales with registration number 5316808 with its offices at Ivybridge House, 1 Adam Street London WC2N 6LE (“Fastnet”) for the sale of the entire issued (and, in the case of the shares to be issued to the Seller 1 hereunder, to be issued) share capital of the Buyer in exchange for the issue by Fastnet of Fastnet’s shares. As Fastnet’s shares are traded on the AIM market of the London Stock Exchange, the sale of the Buyer to Fastnet will be a reverse takeover (“RTO”) for the purposes of the AIM Rules and will require the approval of Fastnet’s shareholders in a general meeting. Closing hereunder shall take place once each of the other conditions to the RTO shall have been satisfied. In connection with the RTO Fastnet will undertake a fundraising with the intention of raising approximately EUR [***] and with Net Proceeds (as this term is defined In Annex 3.1.5) of at least [***].

NOW THEREFORE, in consideration of the above and subject to the terms and conditions set forth herein, the Parties hereto enter into the following sale and purchase agreement (the “Agreement”):

1.	Sale and Transfer

1.1	Sellers hereby individually sell their respective Shares, free and clear of all liens, charges, security interests, pre-emption rights, encumbrances and other limitations of any nature whatsoever, to the Buyer with economic effect as of the Closing Date. The Shares are sold to the Buyer including any and all rights and duties attaching to them, in particular the profit participation rights regarding the undistributed profits of the current and previous fiscal years. The Buyer hereby accepts the sale of the Shares.

1.2	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale and purchase of all of the Shares occurs simultaneously.

1.3	Subject to the condition precedent (aufschiebende Bedingung) within the meaning of § 158 para. 1 BGB of the occurrence of Closing pursuant to clause 4.6

1.3.1	Seller 1 assigns to the Buyer the Seller 1 Shares,

1.3.2	Seller 2 assigns to the Buyer the Seller 2 Shares, and

1.3.3	Seller 1 assigns to the Buyer its then already terminated participation in the silent partnership (Stille Gesellschaft) between Seller 1 and the Company dated 12 March 2015, the termination becoming effective December 31, 2016 in each case including all membership rights (Mitgliedschaftsrechte) attached to the respective Shares. The Buyer hereby accepts each such assignment.

2.	Effective Dates

2.1	The signing date is the date on which this Agreement is executed (the “Signing Date”).

2.2	The closing date is the date on which Closing pursuant to clause 4.6 actually occurs (the “Closing Date”).

3.	Consideration

3.1	The consideration for the purchase of the Shares (the “Purchase Price”) shall comprise the following elements, further provisions relating to which are set out in Annex 3.1 to this Agreement:

3.1.1	The sum of EUR 1,000,000 (“Prepayment Amount”) payable to the Sellers within [***] following the Signing Date;

3.1.2	The sum of EUR 150,000 (“Additional Cash Amount”) payable to the Sellers on the Scheduled Closing Date;

3.1.3	Milestone payments as further set out in clause 1.3 of Annex 3.1 (“Milestone Payments”);

3.1.4	Royalty payments as further set out in clause 2 of Annex 3.1 (“Royalty Payments”);

3.1.5	The allotment to the Sellers of the Consideration Shares and any Additional Consideration Shares (as defined in Annex 3.1.5) which shall, following completion of the Amryt Share Exchange Agreement (as defined in Annex 3.1.5) be exchanged for the requisite number of Fastnet Consideration Shares (as defined in Annex 4.2) as further outlined in Annex 3.1.5 (“Equity Participation”). The Consideration Shares, and any Additional Consideration Shares, and the Fastnet Consideration Shares shall be allotted as fully paid and free from all encumbrances and shall rank pari passu in all respects with the Ordinary Shares and B Ordinary Shares of the Buyer and Fastnet respectively in issue at the Closing Date and with any other shares issued in course of the Placing (as defined in Annex 4.2) or the issue of any shares pursuant to the Sompharma Transaction (as defined in Annex 3.1.5), including as to dividends declared, made or paid after the Closing Date.

3.2	The payment of the elements of the Purchase Price pursuant to clauses 3.1.1 through 3.1.4, and any allotment of Consideration Shares and any Additional Consideration Shares pursuant to clause 3,1.5, shall be made by the Buyer and be split between and allocated to the Sellers as follows:

Seller 1:	[***]%,

Seller 2:	[***]%.

3.3	Payments to the Sellers shall be made to the following account in the name of Seller 1, and the receipt of payment by Seller 1 on behalf of Seller 2 shall be an absolute discharge in respect of the amount payable to Seller 2, unless any other account has been notified to the Buyer by the respective Seller:

Bank:	[***]

IBAN:	[***]

BIC:	[***]

4.	Closing

4.1	Closing

The Parties shall consummate the transfer of the Shares as agreed in this Agreement and perform the closing actions set forth in clause 4.6 (collectively referred to as the “Closing”) on or before 31 March 2016 (the “Scheduled Closing Date”), provided that the Closing Conditions as specified in clause 4.2 have been satisfied (or, where permissible, waived).

4.2	Closing Conditions

The Parties are not obligated to carry out the Closing until all of the conditions for the Closing set forth in Section 2.1 of Annex 4.2 (the “Closing Conditions”) have been satisfied or waived pursuant to the provisions of Annex 4.2 and subject to waiver by the Buyer that the provisions of clauses 4.3 and 4.4 have been complied with.

4.3	Material Adverse Change

There has been no significant change in the Business Intellectual Property and no commercialisation rights have been granted to the Business Intellectual Property by the Company between the Signing Date and the Closing Date.

4.4	No Material Pending or Threatened Action

On the Closing Date there are no material pending or threatened actions or proceedings known to the Sellers or the Company by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the sale and transfer of the Shares in the Company to the Buyer as contemplated by this Agreement.

4.5	Long Stop Date

If any or all of the Closing Conditions are not fulfilled or waived or extended by the Seller 1 (for and on behalf of the Sellers) on or before 31 March 2016 at the latest (or by such later date as the Parties may agree) (the “Long Stop Date”) this Agreement shall lapse and cease to have effect, save that clause 4.11 and clause 13 through 18 shall remain binding on the Parties, and no Party shall have any claim against any of the others with respect to the non-performance of any obligation under this Agreement falling due for performance prior to such lapse.

4.6	Closing

On the Scheduled Closing Date, the Parties shall undertake the following actions:

4.6.1	Buyer shall contribute to the Company’s capital reserves (Kapitalrucklagen) within the meaning of § 272 para. 2 no. 4 German Commercial Code (Handelsgesetzbuch, HGB) the amount of EUR [***] (“Contribution”);

4.6.2	Buyer shall pay the Additional Cash Amount to the Sellers;

4.6.3	Cathal Friel and Michael Nolan shall by side letter, substantially in the form attached hereto as Annex 4.6.3, agree to vote such shares as they beneficially own in Fastnet in favour of the appointment of a named individual to be determined by Seller 1 (subject to the approval of the nomad (nominated advisor as defined under AIM Rules) of Fastnet) as a non-executive director of Fastnet, and the directors of Fastnet shall recommend to the shareholders of Fastnet that they vote, at the general meeting to approve the RTO, in favour of the appointment of said named individual as such a director of Fastnet. In the event that the shareholders do not vote in favour of this recommendation, the directors of Fastnet shall procure, within two weeks of the general meeting referred to above, and subject to the approval of the nomad of Fastnet, that said individual be appointed as director of Fastnet by way of directors’ resolution and shall include a resolution to appoint the nominee at the next following annual general meeting of the Company and such appointment shall be referred to in the Fastnet admission document;

4.6.4	Seller 1 has executed and wilt not alter an agreement on the termination and dissolution of the silent partnership (Stille Gesellschaft) between Seller 1 and the Company dated 12 March 2015, including a statement that the Company is not obliged to repay any stakes (Bareinlagen) paid by Seller 1, substantially in the form attached as Annex 4.6.4 and which shall be in full force and effect as of the Closing Date in substantially the same form as the document attached hereto;

4.6.5	Seller 2 has executed an agreement on the termination of the royalty agreement between Seller 2 and the Company dated 2 August 2013 an executed copy of which is attached hereto as Annex 4.6.5 such that the Company has no remaining obligations to Seller 2, and which shall come into full force and effect as of the Closing Date in the same form as the executed agreement attached hereto;

4.6.6	Sellers shall procure that the Company executes, to the extent not already executed, an agreement providing for an option to extend the term of the two lease agreements regarding the production site in Streiflingsweg 11, Niefern-Öschelbronn, Germany, until December 31, 2019, on the same terms, substantially in the form attached hereto as Annex 4.6.6;

4.6.7	Sellers as the sole shareholders of the Company have adopted a shareholders’ resolution unconditionally and irrevocably consenting to the sale and transfer of the Shares to the Buyer and irrevocably waiving any and all pre-emptive rights, rights of first refusal, and or any similar rights they may be entitled to in connection herewith, an executed copy of which is attached hereto as Annex 4.6.7 and which shall be in full force and effect as of the Closing Date in same form as the executed resolutions attached hereto;

4.6.8	The Sellers shall have executed the Amryt Share Exchange Agreement (as defined in Annex 4.2) the provisions of which shall not be inconsistent with the schedule to the MOU (as defined in Annex 4.2) and under which the Sellers shall have no obligations other than to transfer the Consideration Shares, and any Additional Consideration shares, as the case may be, to Fastnet free from encumbrances in exchange for receiving the Fastnet Consideration Shares (as defined in Annex 4.2) and to provide customary warranties as to ownership, non-encumbrance of the Consideration Shares and authorisation of and due execution of the Amryt Share Exchange Agreement.

4.6.9	Seller 1 has presented an executed resolution by the executive board (Stiftungsvorstand) of the Seller 1 irrevocably approving the transactions contemplated by this Agreement, an executed copy of which is attached hereto as Annex 4.6.9 and which shall be in full force and effect as of the Closing Date in same form as the executed resolution attached hereto; and

4.6.10	Seller 2 as current chairman (Vorstand) of the Company and the existing members of the supervisory board (Aufsichtsrat) of the Company shall have resigned, effective as at the Closing Date. The current supervisory board of the Company shall have adopted a resolution appointing a nominee of the Buyer as Chairman of the Company. The Sellers as the sole shareholders of the Company shall have adopted a shareholders’ resolution unconditionally consenting to the appointment of three nominees of the Buyer as members of the advisory board, substantially in the form attached hereto as Annex 4.6.10 and which shall come into full force and effect as of the Closing Date In same form as attached hereto;

4.7	The actions listed above in clauses 4.6.1 to 4.6.3 are for the sole benefit of the Sellers and may be waived by Seller 1 (for and on behalf of all Sellers) (either in whole or in part) at any time by written notice to the Buyer.

4.8	The actions listed above in clauses 4.6.4 to 4.6.7 and 4.6.9 to 4.6.10 are for the sole benefit of the Buyer and may be waived by the Buyer (either in whole or in part) at any time by written notice to the Sellers. The action listed in clause 4.6.8 may only be waived by Seller 1 (for and on behalf of the Sellers) and the Buyer jointly.

4.9	The Buyer and Seller 1 (for and on behalf of all Sellers) shall record in the closing minutes that all Closing Conditions have been satisfied (or, where applicable, waived), all actions pursuant to clause 4.6 have been completed and that Closing has occurred.

4.10	If one of the Parties is unable to comply with any of the obligations specified in this clause 4, there shall be a grace period of ten (10) Business Days by written notice specifying the non-compliance; following the unsuccessful expiration of the grace period, the other Party may withdraw from this Agreement by written notice to the Party unable to comply with the applicable obligation (Rücktritt).

4.11	In the event that the Closing does not take place due to a failure by the Sellers to comply with the obligations specified in clauses 4.6.4 to 4.6.10, the Prepayment Amount shall be refundable. In the event that the Closing does not take place for any other reason, the Prepayment Amount shall not be refundable.

4.12	Power of attorney

As of Closing and until the point in time when the Buyer is towards the Company deemed to be the owner of the Shares, the Sellers hereby grant to the Buyer an irrevocable power of attorney to exercise all rights resulting from and attaching to the purchased Shares (in particular voting rights). The Buyer shall be released from the restrictions according to section 181 German Civil Code (BGB). The Buyer shall be entitled to use such power of attorney solely in its own best interest and without consultation of the Sellers. The Sellers hereby covenant towards the Buyer not to make use of the rights resulting from and attaching to the Shares during the validity of the power of attorney without written consent of the Buyer.

5.	Independent Guarantee Undertakings of the Sellers

5.1	General Scope of Application

5.1.1	Each Seller warrants to the Buyer by way of an independent guarantee undertaking (selbständiges Garantieversprechen) pursuant to § 311 para. 1 BGB, subject to the requirements and limitations provided in the provisions of clause 8 which are an inseparable and integral part of these warranties, that the statements set forth below in this clause 5 (the “Warranties” and each a “Warranty”) are true and complete as of the Signing Date, as of the Closing Date, and/or any other date if so referred to in the respective Warranty.

5.1.2	Sellers and the Buyer agree that the Warranties shall be exhaustive and that the Sellers do not assume any guarantees, representations or warranties of any kind in addition to the Warranties. Sellers and the Buyers agree that the Warranties do not constitute guarantees of quality (Beschaffenheitsgarantie) pursuant to §§ 443, 444 BGB.

5.1.3	Sellers represent and warrant to the Buyer that:

(a)	all information supplied in writing by the Sellers or their agents and advisors to the Buyer or its agents and advisors (including, for the avoidance of doubt, Raglan Capital) in the data room or the Q&A sessions, the contents of each of which are attached hereto in a DVD as Annex 5.1.3, (“Due Diligence Information”) is to Sellers’ Knowledge accurate and complete in all material aspects, and

(b)	all information contained or referred to in the Disclosure Exhibits (as defined herein below) is fairly presented and nothing has been omitted from the Disclosure Exhibits which renders any of that information incomplete or misleading in any material respect. “Disclosure Exhibits” shall mean and include all Annexes to this Agreement containing disclosure information, particularly (without limitation) all Annexes to clause 5 of this Agreement.

5.1.4	Except as expressly provided to the contrary in any of the Warranties, all of the Warranties shall be treated as qualified by any actual knowledge on the part of the Buyer or any of its agents.

5.1.5	The Sellers acknowledge that the Warranties under this Agreement are material and the accuracy of the Warranties and compliance with the undertakings is essential to the Buyer’s decision to enter into and pay the Consideration set out in this Agreement.

5.2	The following Warranties with regard to the capacity of Seller 1 and Seller 2 are given by each Seller only with regard to itself and the Shares held by the respective Seller:

5.2.1	The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it (to which it is a party) in accordance with their respective terms.

5.2.2	This Agreement and the other documents referred to in it (to the extent that the respective Seller is a party to it) constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in accordance with their respective terms.

5.2.3	No proceedings are current, pending or threatened to restrain or which would have the effect of restraining the entry into, the performance of, compliance with and enforcement of, any of the obligations of the Sellers hereunder and, so far as the Sellers are aware, there are no circumstances which might give rise to such proceedings.

5.2.4	On the Closing Date, the information about the Company provided in the Preamble sections (B) and (C) is true and complete. The Shares effectively exist and are, as of the Closing Date, free and clear of any encumbrance and other third party’s right of whatever nature. The capital contributions (Kapitaleinlagen) have been paid in in full and have not been paid back. Upon the passing of the resolutions pursuant to clauses 4.6.7 and 4.6.9 the Sellers may freely dispose of the Shares held by them in the Company and there do not exist any pre-emptive, option, usufructuary or other purchase rights and/or security interests or similar rights of third parties with regard to the Shares.

5.2.5	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company, and neither the Sellers nor the Company have agreed to confer any such rights, and no person has claimed any such right.

5.2.6	The Company’s articles of association dated 2 April 2015 and set out in Annex 5.2.6 represent the current and applicable version of the Company’s articles of association. There are no collateral agreements to the relevant articles of associations except for the side letter on joint voting obligations between Seller 1 and Seller 2 dated 16 July 2010.

5.2.7	The excerpt from the commercial register attached hereto as Annex 5.2.7 truly and completely reflects the legal situation of the Company. Except for the execution of measures in connection herewith or on the basis hereof, no applications for registration have been filed and no shareholders’ resolutions passed, which may require the registration with the commercial register and which are not shown in the excerpt from the commercial register.

5.2.8	The Company does neither have any shareholdings in or ownership rights with regard to other companies or enterprises nor is under any obligation to acquire such shareholdings or rights. Apart from the silent partnership (Stille Gesellschaft) between Seller 1 and the Company dated 12 March 2015 (referred to in clause 4.6.3 above) the Company is neither a party to inter-company agreements within the meaning of §§ 291 et seq. of the German Stock Corporations Act (AktG) nor has it entered into agreements on the establishment of silent partnerships or other profit-sharing agreements.

5.3	Warranties with regard to the economic situation of the Company:

5.3.1	As at the Signing Date and as at the Scheduled Closing Date, the Company does not have any indebtedness or liabilities (including contingent liabilities) other than trade debts incurred in the ordinary course of business and is not insolvent (zahlungsunfählg).

5.3.2	Since June 30, 2015,

(a)	to the Sellers’ Knowledge, the Company has substantially been properly managed within the course of ordinary business and in accordance with past practice;

(b)	there has been no disposal or acquisition of any material asset or supply of any service or business facility of any kind by or to the Company other than in the ordinary course of business, apart from the sale of “Viscum TT” to Seller 1 as disclosed in Annex 5.3.2; and

(c)	the Company has not made any payment or incurred any liability, commitment to the Seller or any member of Seller 1’s group, except in the ordinary course of business on normal commercial terms, except as set forth in this Agreement;

5.3.3	The Company has full and unlimited title or effective usufructuary rights to assets owned by the Company, and – in the case of leased assets which are currently used in the course of business – there are effective lease agreements in force. Customary reservations of title (Eigentumsvorbehalt) of suppliers and liens of lessors or other third parties which may exist by virtue of law or contractual agreement with regard to the liabilities of the Company shall be reserved.

5.3.4	To the Sellers’ Knowledge there have been no environmental incidents, including explosions and fire incidents at the site of the Company in the five years prior to the Signing Date other than the incidents which occurred on 27 July 2010 and 2 September 2011 and, to the Sellers’ Knowledge, no personal injury claims of any person, claims by the landlord, and any other liabilities related to these incidents have been brought during that period.

5.4	Warranties with regard to the business of the Company:

5.4.1	To the Sellers’ Knowledge, (i) the Company is In the possession of any and all material public and private-law permits, permissions and licenses required for the management and the continuation of its relevant current businesses, (ii) the Company is in compliance with applicable law, permits and licenses, and (iii) third party contractors are in compliance with applicable law, permits and licenses in relation to the conduct of clinical trials carried out on behalf of the Company. For the avoidance of doubt, the granting of the pending Marketing Approval by the EMA (both as defined in Annex 3.1) shall not be considered as being required under this Warranty.

5.4.2	To the Sellers’s Knowledge, neither the Company, nor any of its respective officers, is involved in or subject to any pending or threatened litigation, claims or actions before any court, governmental or regulatory authority that the Company may be liable for.

5.4.3	The Company is not a party to any agency, license, distribution or other agreement or to any arrangement which restricts its freedom to carry on its business in any part of the world, apart from the agreements disclosed in Annex 5.4.3.

5.5	Warranties with regard to Intellectual property rights:

5.5.1	Summary details of all Business Intellectual Property which is Registered Intellectual Property (and any Applications) are set out in Annex 5.5.1.

5.5.2	The Company is either the sole legal and beneficial owner of the Business Intellectual Property, or the Company has a valid Licence to use all Business Intellectual Property which it uses and no Licences are in existence in relation to Betulin (as defined in Annex 3.1) and the Company has not granted any Licences to Business Intellectual Property to any third party.

5.5.3	To the Sellers’ Knowledge, there is no material unauthorised use or infringement by any person of the Business Intellectual Property.

5.5.4	To the Sellers’ Knowledge, the operations of the business of the Company as conducted at the Signing Date and the Closing Date do not infringe or make unauthorised use of any Intellectual Property rights of a third party.

5.5.5	To the Sellers’ Knowledge, there are no pending court proceedings (either brought by or against the Company) or any court decisions in respect of the Business Intellectual Property. No third party has notified the Company or the Seller in writing of its intention to bring such proceedings in respect of the Business intellectual Property.

5.5.6	The Business Intellectual Property which is Registered Intellectual Property is subsisting and properly maintained.

5.5.7	Other than as disclosed in Annex 5.5.7, as at the Signing Date no publication or other disclosure has been made by or on behalf of the Company relating to the use of betulin for the treatment and/or amelioration of Epidermolysis Bullosa (EB), and no such publication shall be made between the Signing Date and the Completion Date.

5.6	Warranties with regard to employees:

5.6.1	Annex 5.6.1 lists all current employees and there have been no material changes to each of their applicable terms and conditions other than as disclosed in the Disclosure Exhibits and/or Due Diligence information.

5.6.2	To the Sellers’ knowledge, there are no pension schemes or other incentive schemes or (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme) established by the Company in which any current or former director of the Company, or any employee (or any of their respective associates or nominees) participates or has participated.

5.7	Warranties with regard to insurance:

5.7.1	To the Sellers’ Knowledge (i) insurance claims made against the Company during the period of 48 months prior to the Signing Date or between the Signing Date and the Closing Date have been disclosed in the Disclosure Exhibits and/or Due Diligence Information and (ii) there are no circumstances likely to give rise to a claim under any of the foregoing policies.

5.8	The Buyer expressly acknowledges to acquire the Shares as they are as of the Closing Date in accordance with its own examinations and assessment of all circumstances and to execute the purchase transaction on the basis of its own decision, examination and assessment without applying to any express or implied warranties or guarantees of the Seller except for the Warranties expressly given by the Sellers herein. Notwithstanding the preceding sentence, the Buyer in particular agrees that the Sellers do not give any warranties or guarantee undertakings with regard to (i) forecasts, estimations or budgets referring to future earnings, profits, returns, cash flows, the future financial situation, the future volume of orders or the future business of the Company made available to the Buyer and (ii) other documents with regard to the business of the Company made available to the Buyer, his lawyers, auditors or other advisers within the course of the sales process and the due diligence, in particular the Due Diligence Information and information made available to the Company and its advisers and consultants (which for the avoidance of doubt shall include Raglan Capital) at formal management presentations (at which at least two representatives of the Buyer were present) save as otherwise expressly provided for herein.

5.9	The “Sellers’ Knowledge” within the meaning of this Agreement only refers to the actual knowledge of Seller 1 and/or of Seller 2.

6.	Rules of Conduct

6.1	The Sellers shall, to the extent legally permissible, procure that during the period between the Signing Date and the Closing Date the business of the Company Is managed with due care and attention and exclusively within the course of ordinary business in accordance with past practice, with all required diligence and care and complies with all statutory and regulatory provisions applying to its activities. During the period between the Signing Date and the Closing Date, the Sellers will not resolve on or distribute any dividends or other distributions without the Buyer’s prior written approval.

6.2	In particular, the Sellers will procure that during the period between the Signing Date and the Closing Date the Company shall not, other than within the Company’s ordinary course of business:

6.2.1	dispose of any current or fixed assets,

6.2.2	sell inventories within the meaning of § 266 para, 2 B I German Commercial Code (Handelsgesetzbuch, HGB), and/or

6.2.3	delay payments on trade accounts payables.

6.3	The Sellers shall execute the Amryt Share Exchange Agreement according to the following procedure;

6.3.1	The Buyer agrees that promptly following the Signing Date it shall negotiate expeditiously and in good faith with Fastnet and [***] (“Buyer Shareholders”) to agree the terms of the Amryt Share Exchange Agreement. Once the Amryt Share Exchange Agreement is in an agreed form between the Buyer, the Buyer Shareholders and Fastnet, and incorporates or adequately reflects the terms referred to in the definition of “Amryt Share Exchange Agreement” in Annex 4.2 and in the schedule to the MOU (the “Draft Amryt Agreement”) (which the Buyer undertakes shall happen no later than 27 November 2015), the Buyer shall provide Seller 1 with an electronic copy of the Draft Amryt Agreement and each other document referred to in it.

6.3.2	The Sellers shall review the Draft Amryt Agreement and if they believe that it does not adequately reflect the terms referred to in the definition of “Amryt Share Exchange Agreement” in Annex 4.2 and in the schedule to the MOU (as defined in Annex 4.2), they and the Buyer shall negotiate In good faith to agree the terms of the Draft Amryt Agreement not later than three weeks from the date of receipt of the electronic copy referred to above.

6.3.3	Once the Draft Amryt Agreement is in a form agreed between the Sellers, the Buyer, the Buyer Shareholders and Fastnet, each Seller shall promptly execute the signature page of the Draft Amryt Agreement and shall provide the applicable signature pages to Seller 1’s counsel, Dentons Europe LLP, Berlin (“Counsel”) to be held for release upon exchange of the Amryt Share Exchange Agreement on the following terms:

(a)	Counsel shall be irrevocably Instructed by the Sellers to hold such signature pages until (i) each of the parties to the Amryt Share Exchange Agreement (other than the parties referred to above in the first paragraph of this clause 6.3.3) shall have executed such agreement, and (ii) the Buyer shall have provided Counsel with a full undated pdf copy of such agreement (and each other agreement and document required to be executed in connection with the exchange of such agreement) evidencing execution by them; and

(b)	Counsel shall be irrevocably instructed by the Sellers that, upon each of the matters set out in clause 6.3.3(a) having happened, and no changes having been made to the Draft Amryt Agreement (save for in relation to the Sole Permitted Variations referred to in clause 6.3.5), to release the Sellers’ signature pages, thereby effecting the execution of the Amryt Share Exchange Agreement.

6.3.4	For the avoidance of doubt, Seller 1’s right not to complete the sale and purchase of the Shares pursuant to clause 10.4 and, therefore, revoke above instructions, remains reserved.

6.3.5	For the further avoidance of doubt, as the final valuation of Amryt for the purposes of the RTO shall not be completed (and therefore not reflected in the Amryt Share Exchange Agreement) until the day the Amryt Share Exchange Agreement Is executed by all parties thereto, the Draft Amryt Agreement shall be revised prior to being executed for the purposes of including the number and/or value of Fastnet Shares to be issued to the Sellers and the other shareholders of the Buyer on completion of the RTO in accordance with this Agreement, and, in addition, may be revised to provide for additional warranties which are required to be provided by parties other than the Sellers under the terms of the Amryt Share Exchange Agreement (together the “Sole Permitted Variations’’). Accordingly, the Buyer undertakes to the Sellers to provide Seller 1 with regular updates (including on the day of exchange) as to the likely valuation of Amryt and, as soon as reasonably practicable (and in any event, prior to exchange), with a schedule showing the Fastnet Shares to be issued to each of the shareholders in the Buyer pursuant to the Amryt Share Exchange Agreement. The Parties agree that, the revision of the Draft Amryt Agreement for the purposes of the Sole Permitted Variations in accordance with this clause 6.3.3 shall have no Impact upon the other agreed terms of the Amryt Share Exchange Agreement or upon the release of the signature pages upon the RTO by Counsel.

6.3.6	For the avoidance of doubt, in the event that any changes to the Draft Amryt Agreement (as agreed and executed In accordance with clauses 6.3,2 and 6.3.3) are proposed beyond the Sole Permitted Variations, the Counsel shall not be obliged to release the signature pages, the Buyer shall present the revised Draft Amryt Agreement and the Sellers and the Buyer shall negotiate in good faith to agree the terms of the revised Draft Amryt Agreement within a period of one week from receipt of the revised document. Upon agreement of the terms of the Revised Draft Amryt Agreement the terms of clauses 6.3.3 to 6.3.5 shall apply equally to the revised Draft Amryt Agreement.

6.4	Furthermore, the Sellers will procure, to the extent legally permissible, that the following agreements are executed on or before the ‘roadshow’ to be carried out by Fastnet to potential Investors which is scheduled to take place in [***] (the “Roadshow”): to the extent not already executed, an agreement providing for an option to extend the term of the two lease agreements regarding the production site in [***], until [***], as referred to in clause 4.6.6.

6.5	The Sellers shall immediately notify the Buyer of any matter or thing which arises or becomes known to them before Closing or in advance of the Roadshow (subject to the Sellers being given one week’s advance notice of the date of commencement of the Roadshow) which:

6.5.1	constitutes (or would after the lapse of time constitute) a misrepresentation or a Breach (as defined in clause 8.1) of any of the Warranties or the undertakings or other obligations on the part of the Sellers under this Agreement; or

6.5.2	would constitute (or be likely to constitute) a Breach (as defined in clause 8.1) of any of the Warranties when the Warranties are repeated at Closing.

6.6	Without prejudice to the generality of clause 6.5, the Sellers shall provide a confirmation within one week prior to the Roadshow of any material developments in relation to the Company and that they are not aware of any matters occurring after the Signing Date which would constitute (or would after the lapse of time constitute) a misrepresentation or a Breach (as defined in clause 8.1) of any of the Warranties or the undertakings or other obligations on the part of the Sellers under this Agreement, and will provide such details if there are any such matters.

7.	Cooperation Obligations

7.1	For the period of time following the Signing Date until 31 January 2016, the Company shall procure that the employees of the Company shall provide the following directly to the nominated consultants of the Buyer (initially being [***]) (“Buyer’s Consultants”), in each case with the requirement of the Buyer’s Consultants seeking prior consent by the Company’s executive chairman (Vorstand):

7.1.1	procure that the Buyer’s Consultants are given access to the premises and to the books and records of the Seller’s that relate to the Company,

7.1.2	provide such information regarding the businesses and affairs of the Company as the foregoing consultants may reasonably require, and

7.1.3	keep Buyer’s Consultants informed as to all material developments in the operation of the Business (and in particular in relation to any matters concerning intellectual property),

in each case only if and to the extent required for preparing the reverse takeover (RTO) and the granting of the Consideration Shares and the Fastnet Consideration Shares as referred to in clause (F) of the Preamble in further outlined in Annex 4.2.

7.2	The Company’s obligation under clause 7.1 is subject to each of the Buyer’s Consultants to execute in favour of the Company customary non-disclosure and non-compete agreements, acceptable to the Company, protecting the Company’s confidential information and Intellectual Property. The maximum number of Buyer’s Consultants is limited to 2 individuals,

7.3	The Company agrees to provide, on cost of the Buyer, such reasonable cooperation, assistance, documents and information as is reasonably required by the Buyer and Fastnet to carry out the activities required to give effect to the RTO (as referred to in clause (F) of the Preamble in further outlined in Annex 4.2), including (i) the audit of the accounts of the Company by such auditors as may be nominated by the Buyer for the period from [***] to [***] or to [***] as may be determined by the Buyer, and (ii) to provide such assistance as is required to assist with the restatement of the annual accounts for the past three financial years (2012, 2013 and 2014) of the Company according to IFRS accounting principles. Any and all costs relating to and/or arising from such activities shall be borne by the Buyer.

7.4	Seller 2 shall procure that the article on “Betulin-based Triterpene Extract accelerates wound healing in Hereditary Epidermolysis Bullosa - Results of a prospective controlled phase II study” referred to in Annex 5.5.7 is not being published without the Buyer’s consent.

8.	Legal Consequences in Case of a Breach of Warranties; Violations of Rules of Conduct; Limitation of liability

8.1	In the event that any (i) of the Warranties given under clause 5 above is breached or (ii) if any rule of conduct obligation pursuant to clause 6 has been violated (each a “Breach”) the Sellers have to put the Buyer into such position as the Buyer would have been in if the Warranty had been correct or the rule of conduct complied with (restitution in kind (Naturalrestitution)). Buyer shall notify the Sellers in writing without undue delay after the Buyer becomes aware of a Breach, however not later than (i) four weeks after discovery of the relevant circumstances if discovered before the Scheduled Closing Date and (ii) six months after discovery if discovered after the Scheduled Closing Date. If the Sellers fail to rectify the Breach by restitution in kind within a period of four weeks after having been properly notified by the Buyer of such Breach, the Buyer may demand a reduction of the purchase price or damages instead of performance (Schadensersatz statt der Leistung), subject to the other provisions of clause 8.

8.2	Claims for a Breach of the Warranties shall become time-barred two (2) years from the Closing Date.

8.3	De Minimis Amount, Threshold

The Buyer shall only be entitled to a claim against the Sellers for a Breach if and to the extent the individual claim for a Breach exceeds an amount of [***] and the aggregate amount of such claims exceeds an amount of [***]. If the total amount of [***] is exceeded, the Buyer may claim the entire amount.

8.4	Maximum Liability Amount and Remedies

Any claims of the Buyer against the Sellers for a Breach of the Warranties pursuant to clause 5 (which are required to be made within the two year period referenced in clause 8.2) shall be limited in total to the Prepayment Amount and the first to occur of Milestone Payment 1 or Milestone Payment 5 which have been paid to the Sellers or which may become payable to the Sellers upon the occurrence of the milestone events which trigger Milestone Payment 1 or Milestone Payment 5, pursuant to clause 3. For the avoidance of doubt, as long as neither Milestone 1 or Milestone 5 are triggered, the maximum liability amount is limited to the Prepayment Amount. Subject to the preceding sentence, Buyer shall as applicable be entitled to (i) seek repayment of the foregoing payments made to date to the Sellers and/or (ii) a right of set off against the foregoing payments to the extent these are payable in the future (including after the foregoing two year period), provided that such rights are approved by a final judicial decision or pursuant to agreement of the Sellers and the Buyer notwithstanding that such final judicial decision may not take place within the two year period referenced in clause 8.2.

8.5	Exclusion of Liability in case of Disclosure

The Buyer shall not be entitled to assert any claim for a Breach of clause 5 and clause 6 if, at the Signing Date and/or the Closing Date, the Buyer has had actual knowledge of the respective facts or circumstances based on the Disclosure (as defined herein below). “Disclosure” shall include all facts, matters or circumstances fairly disclosed to the Buyer in the Disclosure Exhibits, including by reference to specific agreements or documents, and all Due Diligence Information as contained in Annex 5,1.3.

8.6	Exclusion and Limitation of Liability

8.6.1	No double consideration

Any claim of the Buyer under or in connection with this Agreement shall be excluded if and to the extent the claim is based on any amendment of a law, ordinance, statutes, administrative regulation, judgment, ruling, decision, permission, decree or another (administrative) act or other legal provision which occurred after the Closing Date.

8.6.2	No liability in case of actions taken by the Buyer

The Sellers shall not be liable for any facts or circumstances if and to the extent only that such facts or circumstances would not have been occurred without an arbitrary action or omission by the Buyer.

8.6.3	Exhaustive Provisions

Except as expressly provided for otherwise in this Agreement, the remedies provided for in this clause 8 shall be Buyers’ sole remedies. Any additional liability of the Sellers or their representatives for further rights or claims of the Buyer – including without limitation statutory, contractual and pre-contractual obligations (e. g. § 280 to 282, 311 BGB), the right of rescission (Anfechtung) or withdrawal (Rücktritt) – arising from or in connection with defects in quality or title or from a Breach are explicitly excluded. Such exclusion shall not apply in case of fraud (Arglist) or wilful misconduct (Vorsatz) by the Sellers.

8.7	Contributory Fault

Section 254 BGB (Mitverschulden) shall remain unaffected, The Buyer shall in particular be obliged to avert any damages and to mitigate the scope of damages suffered.

9.	Independent Guarantee Undertakings of the Buyer

9.1	The Buyer hereby warrants to the Sellers by way of an independent guarantee undertaking pursuant to § 311 para. 1 BGB that the statements in this clause 9 are true and complete as of the Signing Date and the Closing Date:

9.1.1	The Buyer has been duly established under Irish law, effectively exists and has the required corporate power and authority in order to hold the assets and to carry on its business.

9.1.2	The Buyer has the required corporate power and authority and has been duly authorized by any and all required corporate actions to execute this Agreement and any legal transactions provided for herein.

9.1.3	The execution and performance of this Agreement and any legal transactions provided for herein by the Buyer do not constitute a violation of the Buyer’s articles of association and no violation of applicable legal provisions, judgments, injunctions or other binding provisions. To the Buyer’s knowledge there neither exist pending legal proceedings, preliminary investigations or other proceedings against the Buyer before a court, an arbitral tribunal or an administrative authority that may prevent, modify or delay in any way the execution of the legal transactions provided for herein nor are they threatened.

9.1.4	The Buyer has no subsidiary companies and will not Incorporate any subsidiaries other than the incorporation of a subsidiary as an intellectual property holding company pursuant to the clause 10.1.1 Activities.

9.1.5	The only shares in the capital of the Buyer are Ordinary Shares and B Ordinary Shares and the Buyer has not issued or agreed to issue and will not issue or agree to issue, nor has it created nor will it create rights over or In respect of, any such shares or any shares of any other class or denomination at any time prior to completion of the Amryt Share Exchange Agreement.

9.1.6	The Buyer’s constitution (incorporating its memorandum and articles of association) dated 9 October 2015 (the “Buyer’s Constitution”); and set out in Annex 9.1.6 represents the current and applicable version of the Buyer’s Constitution. There are no collateral agreements to the Buyer’s Constitution and, for the avoidance of doubt, neither the Buyer nor its shareholders have elected to modify or adjust any of the “Optional Provisions” as referred to in Article 1 of the Buyer’s Constitution to the detriment of the Sellers. To the extent that the “Optional Provisions” (as defined in the Buyer’s Constitution) include any drag along or other right to require the Sellers to sell the Consideration Shares or any Additional Consideration Shares, the Buyer shall procure that such right is not exercised in respect of such shares.

9.2	Since its incorporation the Buyer has not (save as expressly contemplated by this Agreement):

9.2.1	Traded or carried on any business, other than pursuant to the clause 10.1.1 Activities

9.2.2	declared or paid any dividend or made any other distribution to its shareholders;

9.2.3	acquired or agreed to acquire any asset or property in excess of [***] and will not between the Closing Date do so save as relates to the clause 10.1.1. Activities; or

9.2.4	incurred any liability actual contingent or otherwise in excess of [***] and will not between the Closing Date do so save as relates to the clause 10.1.1. Activities.

9.3	No order has been made or petition presented or resolution passed for the winding-up of the Buyer and no distress, execution or other process has been levied on any of its assets, it has not stopped payment and is not insolvent or unable to pay its debts for the purpose of section 570 of the Companies Act 2014, no receiver or examiner has been appointed by any person of its business or assets or any part thereof, there is no unfulfilled or unsatisfied judgment or court order outstanding against it and there has been no delay by it in the payment of any obligation due for payment.

9.4	Save for such appropriate liabilities as may be incurred pursuant to the clause 10,1.1 Activities and as referred to in this clause 9.4, or pursuant to employment and consulting agreements, there are no loans made by the Buyer to any of its directors or shareholders and/or any person connected with any of them, and no debts or liabilities owing by the Buyer to any of its directors or shareholders and/or any person connected with them as aforesaid. A convertible loan note instrument up to the amount of [***] shall be granted by the Buyer on the basis that such loan notes shall be convertible to ordinary shares in the Buyer (the “Loan Notes”), and which for the avoidance of doubt, shall not affect the Sellers’ rights as set out in section 1.2 of Annex 3.1.5.

9.5	Save for such appropriate liabilities as may be incurred pursuant to the clause 10.1.1 Activities, and contracts of employment, consultancy agreements and the allotment of shares, there are no existing contracts or arrangements to which the Buyer is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested.

9.6	Neither the Buyer, nor any person for whose acts or omissions it may be vicariously liable:

9.6.1	is engaged in or subject to any litigation, administrative, mediation or arbitration proceedings in relation to the Buyer; or

9.6.2	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.7	No such proceedings, investigation or inquiry as are mentioned in clause 9.6 have been threatened or are pending by or against the Buyer or against any such person, and there are no facts or circumstances likely to give rise to any such proceedings.

10.	Pre-Closing Obligations of Buyer

10.1	During the period beginning on the Signing Date and ending at the Closing Date, or any earlier time at which this Agreement terminates, the Buyer shall not without the prior written consent of Seller 1, not to be unreasonably withheld, conditioned or delayed:

10.1.1	incur any liabilities in excess of [***] other than in relation to (i) the acquisition of the Company, (ii) the acquisition of [***] and [***] (together “[***]”), (iii) the RTO, (iv) the payment of employees, (v) the loan Notes, and (vi) general corporate activities, including the incorporation of a subsidiary as an intellectual property holding company (together the “clause 10.1.1 Activities”);

10.1.2	grant, issue or redeem any mortgage, charge, debenture or other security;

10.1.3	enter into any material agreement or materially change the terms of any material agreement to which it is a party at the date of this Agreement, or terminate or give notice to terminate any such agreement, save in each case as relates to the clause 10.1.1. Activities;

10.1.4	declare, make or pay any dividend or other distribution;

10.1.5	agree, conditionally or otherwise, to do any of the activities listed in clauses 10.1.1 to 10.1.4.

10.2	During the period beginning on the Signing Date and ending at the Closing Date, the Buyer shall not do or omit to do anything which would cause any of the independent guarantee undertakings of the Buyer in clause 9 to be untrue in any material respect if they were repeated immediately before Closing.

10.3	If before the Closing:

10.3.1	Seller 1 becomes aware of any breach of any of the independent guarantee undertakings of the Buyer in clause 9 which is material in the context of this Agreement; or

10.3.2	the Buyer is in breach of any of its obligations under clause 10 and that breach is material in the context of this Agreement,

then Seller 1 shall provide notice to the Buyer within 5 Business Days of becoming aware of the relevant breach, requiring the Buyer to remedy the breach within a further period of 10 Business Days starting on the day after the day on which the Buyer receives Seller 1’s notice.

10.4	If the Buyer remedies the breach in question on or before the expiry of the 10 Business Day period referred to in clause 10.3 then, subject to the other provisions of this Agreement, Closing shall take place in accordance with clause 4 or, if Closing would otherwise have taken place during such 10 Business Day period it shall take place on the fifth Business Day after the expiry of such 10 Business Day period. If the Buyer is not able to remedy the breach in question on or before the expiry of the 10 Business Day period referred to in clause 10.3, then Seller 1 (for and on behalf of all Sellers) may, by notice to the Buyer during the 5 Business Day period immediately following the expiry of that 10 Business Day period, elect not to complete the sale and purchase of the Shares or elect to complete the sale and purchase of the shares notwithstanding the relevant breach or, with the consent of the Buyer, elect to postpone Closing again by a further 10 Business Days.

10.5	Seller 1’s right to elect to proceed or not to proceed to Closing or (with the consent of the Buyer) to grant the Buyer a further period in which to remedy the relevant breach, shall apply to each occasion on which such a period of remedy expires without the Buyer having remedied that breach in accordance with clause 10.4. Seller’s right to claim for damages remains reserved.

10.6	If Seller 1 elects not to complete the sale and purchase of the Shares in accordance with clause 10.4, this Agreement shall terminate and the parties shall have no further rights or obligations under this Agreement other than accrued rights and obligations at the time of that election in respect of prior breaches thereof, save that clauses 13 through 18 shall remain binding on the parties in accordance with their terms. In these circumstances, the Prepayment Amount shall not be refundable.

11.	Post-Closing Obligations of Buyer

Following Closing the Buyer agrees:

11.1	to be bound by the protective covenants safeguarding the Milestone Payments and the Royalty Payments as further set out in Annex 3.1 to this Agreement.

11.2	to procure that the sum of the Contribution pursuant to clause 4.6.1 will be applied solely for the business of the Company. Upon request by Seller 1, the Buyer shall provide the Sellers with evidence (to the Sellers’ reasonable satisfaction) of its compliance with this obligation.

11.3	that if the acquisition of SOM Pharmaceuticals S.A and SOM Therapeutics, Inc. is not completed in advance of the Closing of this Agreement, the Buyer may not acquire, and procure that no Affiliate of the Buyer acquires, SOM Pharmaceuticals S.A or SOM Therapeutics, Inc. within six months of Closing without the prior written consent of Seller 1.

12.	Protective Covenants and Post-Closing Cooperation

12.1	The Sellers covenant to the Buyer and the Company that they shall not and shall procure (to the extent legally permissible) that no member of the Company and the Seller (including their respective wholly owned subsidiaries) shall:

12.1.1	for a period of two years from Closing be concerned in any business, apart from any participation in Fastnet, carrying on business in any part of the world which is competitive with any of the businesses carried on by the Company at Closing (not including the holding of a non-controlling stake of maximum 5% in a competing company); or

12.1.2	for a period of three years from Closing induce or attempt to induce any director or senior employee of the Company to leave the employment of the Company with a view to hiring such person; or

12.1.3	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company or its customers or suppliers, including information which may be disclosed by the Company or the Buyer after the Closing Date; or

12.1.4	for a period of three years from Closing induce or attempt to induce any supplier of the Company to cease to supply, or to restrict or vary the terms of supply to, the Company; and

12.1.5	after Closing use any trade name used by the Company at the Closing Date or any other name intended or likely to be confused with such a trade name.

12.2	For the purposes of this clause: The covenants in this clause may be enforced by the Company with the prior written consent of the Buyer against the Sellers.

13.	Confidentiality, Non-Compete

13.1	The Parties to this Agreement undertake to maintain strict silence about the contents hereof as well as about the negotiations taking place between them. The contents hereof may, however, be disclosed:

13.1.1	to employees or advisers of the respective Party who are subject to customary or professional confidentiality obligations;

13.1.2	to existing or future investors or shareholders of the Seller to the extent they are subject to customary confidentiality obligations;

13.2	If any of the Parties is obliged for mandatory legal or official reasons (such as under stock exchange rules) to disclose this Agreement or individual provisions hereof, such Party shall be permitted to do so. This confidentiality obligation shall not apply to a notification of the change of control as such within the scope of a press release jointly agreed upon between the Parties after the execution of this Agreement.

13.3	In the event that the transaction contemplated by this Agreement is not completed for any reason,

13.3.1	the Buyer hereby undertakes not to use any confidential information disclosed to it by the Sellers, including any Due Diligence information, for the purposes of competing with the business of the Company as carried on by the Company at the Signing Date; or

13.3.2	for a period of two years from Closing be concerned in any business carrying on business in any part of the world which is competitive with any of the businesses carried on by the Company at Closing (not including the holding of a non-controlling stake of maximum 5% in a competing company); or

13.3.3	for a period of three years from Closing induce or attempt to induce any director or senior employee of the Company to leave the employment of the Company with a view to hiring such person; or

13.3.4	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company or its customers or suppliers, including information which may be disclosed by the Company or the Buyer after the Closing Date; or

13.3.5	for a period of three years from Closing induce or attempt to induce any supplier of the Company to cease to supply, or to restrict or vary the terms of supply to, the Company.

13.4	For the purposes of clause 13.3: The covenants in this clause may be enforced by the Company with the prior written consent of Seller 1 (for and on behalf of the Sellers) against the Buyer.

14.	Costs

Each Party shall bear their own costs and the costs of their own advisers. The Buyer shall be responsible for any stamp duties payable in relation to this Agreement and its execution.

15.	Liability of Sellers

In case of a Breach of Warranties by either Seller pursuant to clause 5 or other claims for damages of the Buyer, each Seller shall be liable for all claims of Buyer under this Agreement according to the proportion of its respective shareholding in the Company. In case of a Breach of the Warranties pursuant to clause 5.2 each Seller shall only liable for the Shares held by it.

16.	Final Provisions

16.1	Any and all declarations and notices in connection herewith must be made in writing, unless notarization or another form is required under mandatory law. In order to comply with the written form requirement a sending by telefax or letter shall be sufficient but not by way of another form of telecommunication. The electronic form, including email, does not replace the written form requirement.

16.2	Notices have to be addressed to:

Seller 1: [***], Software AG-Stiftung, [***]

Seller 2: [***]

Buyer: [***], Amryt Pharmaceuticals Designated Activity Company, 106B Pembroke Road, Dublin 4, Ireland

Company: [***], Birken AG, [***]

16.3	A Notice shall be deemed to have been received:

16.3.1	if delivered personally, at the time of delivery; or

16.3.2	in the case of a fax, at the time of transmission; or

16.3.3	if sent by courier or registered post 48 hours from the date of posting and if deemed receipt under the previous paragraphs of this § 15 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

16.4	To prove service it is sufficient to prove that the Notice was transmitted by fax to the fax number of the party or, if sent by courier or registered post, that the envelope containing the Notice was properly addressed and posted.

16.5	The Parties shall notify the remaining Parties of any change of their addresses stated in this clause 16. Until the receipt of such notice by the other Party, such address shall be effective.

16.6	Buyer appoints [***] at [***] to receive service (Empfangs- und Zustellungsvollmacht) for any communication, including service in any legal proceedings, arising out of or in connection with this Agreement.

16.7	This Agreement as well as any Annexes and documents referred to herein and which are an integral part hereof include any and all agreements between the Parties with regard to the subject-matter hereof and supersede all former agreements, if any, existing in this regard. There do not exist any collateral agreements of whatever nature.

16.8	If an agreement on the place of jurisdiction is permissible, the courts of Frankfurt shall exclusively be competent for any and all disputes under and in connection with this Agreement.

16.9	This Agreement shall exclusively be subject to and governed by the substantive laws of the Federal Republic of Germany excluding the conflict of law rules. Place of jurisdiction is Frankfurt.

16.10	Any amendment of or supplement to this Agreement as well as any declarations given hereunder must be made in writing by all Parties in order to be effective, unless notarization is required. The same applies regards to any waiver of the aforementioned written form requirement.

16.11	Unless otherwise agreed herein, neither this Agreement nor any right, remedy, liability or obligation resulting therefrom shall be assigned by any of the Parties without the prior approval of the other Party.

16.12	The headings in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

16.13	Terms to which a German translation has been added in brackets shall be interpreted as having the meaning assigned to them by the German translation.

16.14	For the purpose of this Agreement, a “Business Day” is any day on which banks are open for business in Frankfurt/Main, Germany.

16.15	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

16.16	Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

16.17	The rights of each Party under this Agreement, unless provided otherwise in this Agreement with respect to certain rights:

16.17.1	may be exercised as often as necessary;

16.17.2	are cumulative and not exclusive of rights and remedies provided by law (except regarding damage claims to the extent exclusively regulated in this Agreement to the exclusion of such other rights and remedies); and

16.17.3	may be waived only in writing and specifically

16.17.4	delay in exercising or non-exercise of any such right is not a waiver of that right.

17.	Severability

In the event any provision hereof is or shall become invalid or unenforceable, the validity of the other provisions shall remain unaffected. In lieu of the invalid or unenforceable provision, such valid and enforceable provision shall be deemed to be agreed upon which closely corresponds to the intended economic purpose of the invalid or unenforceable provision. The same shall apply to any supplementary interpretation (ergänzende Vertragsauslegung) of any of the terms of this Agreement.

18.	Copies of this Agreement

18.1	Each Party shall receive a signed copy of this Agreement.

18.2	All Annexes are an integral part of this Agreement. This Agreement including the Annexes was approved by the Parties and signed by them as follows:

- Signature Page follows –

Share Purchase and Transfer Agreement relating to the sale of the shares in BIRKEN AG

- Signature Page –

For Seller 1:

Date: 16 October 2015	Date: 16 October 2015
/s/ Dr. h.c. Peter Schnell	/s/ Markus Ziener
Dr. h.c. Peter Schnell	Markus Ziener
Vorstandsvorsitzender	Geschäftsführender Vorstand

For Seller 2:

Date: 16 October 2015

/s/ Dr. Armin Scheffler
Dr. Armin Scheffler

For Buyer:

Date: 16 October 2015	Date: 16 October 2015

/s/Joe Wiley
Name/Position:	Name/Position:

For Company:

Date: 16 October 2015

/s/ Dr. Armin Scheffler
Dr. Armin Scheffler Vorstand